CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATION

OF THE

SERIES C CONVERTIBLE PREFERRED STOCK

(PAR VALUE $0.01 PER SHARE)

OF

NEOMEDIA TECHNOLOGIES, INC.

NeoMedia Technologies, Inc. (the "Company"), a corporation duly organized and existing under and by virtue of the Delaware General Corporation Law ("DGCL") does hereby certify:

FIRST: Pursuant to the terms of Section 141(f) of the DGCL, resolutions were duly adopted by the board of directors of the Company setting forth proposed amendments to the Company's Certificate of Designation of the Series C Convertible Preferred Stock (the "Series C Certificate of Designation"), declaring said amendments to be advisable and calling for a vote of the holders of the Series C Convertible Preferred Stock (the "Series C Stockholders") for consideration thereof at a special meeting of the Series C Stockholders, or in lieu of such meeting, calling for the receipt of approval regarding the amendments via the written consent of the Series C Stockholders. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Section 4.2(a) of the Series C Certificate of Designation shall be amended to read, in its entirety, as follows:

> Each share of Series C Preferred Shares shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (subject to Section 4.3 hereof), at the office of the Company's transfer agent, pursuant to the Irrevocable Transfer Agent Instructions dated the date hereof, for the Series C Preferred Stock into such number of fully paid and non-assessable shares of Common Stock equal to the quotient of the Liquidation Amount divided by the Conversion Price. The Conversion Price shall be equal to, at the option of the Holders the lesser of (i) Fifty Cents ($0.50) (the "Fixed Conversion Price") or (ii) ninety seven percent (97%) of the lowest closing bid price of the Common Stock for the one hundred twenty-five (125) trading days immediately preceding the date of conversion, as quoted by Bloomberg LP (the "Floating Conversion Price"). The Fixed Conversion Price and the Floating Conversion Price are collectively referred to as the "Conversion Price."

AND FURTHER RESOLVED, that Section 4.6(a)(i) of the Series C Certificate of Designation shall be amended to read, in its entirety, as follows:

> No holder of the shares of Series C Preferred Shares shall be entitled to convert the Series C Preferred Shares to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such

holder to exceed 9.99% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such Holder by written notice from such holder to the Company, which notice shall be effective sixty-one (61) days after the date of such notice). Notwithstanding the foregoing, in the event the Holder of the Series C Preferred Shares has converted or is in the process of converting Series C Preferred Shares that has or shall, cause the aggregate number of shares of Common Stock beneficially owned by such Holder to equal 9.99% of the outstanding shares of Common Stock following such conversion, the Holder shall upon written notification to the Company that such Common Stock acquired or to be acquired pursuant to such conversion has been sold, be entitled to immediately effectuate a conversion that would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such Holder to equal 9.99% of the outstanding shares of Common Stock following such conversion even if such notice is given on the same day of a conversion.

SECOND: That in lieu of a meeting and vote of stockholders, the Series C Stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the DGCL.

THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.

FORTH: No other provisions of the Series C Certificate of Designation or the certificate of incorporation of the Company are amended or changed by this amendment.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Designation of the Series C Convertible Preferred Stock to be executed by Michael W. Zima, its Chief Financial Officer and Secretary, this 5th day of January 2010.

NEOMEDIA TECHNOLOGIES, INC.

By: ______________________
Michael W. Zima
Chief Financial Officer and Secretary